As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-2053718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hampton Roads Bankshares, Inc.

999 Waterside Drive

Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Address of principal executive offices)

Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan

(Full title of the Plan)

With a copy to:

Hampton Roads Bankshares, Inc. 999 Waterside Drive Norfolk, Virginia 23510 Attention: Donald W. Fulton, Jr., CFO (757) 217-1000 (Name and address of agent for service)	Bradley A. Haneberg, Esq. Kaufman & Canoles, P.C. Three James Center Suite 1206 1051 East Cary Street Richmond, Virginia 23219 (804) 771-5790

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $0.625 par value per share	1,000,000 shares	$10.90	10,900,000	$1,167

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of such plan in connection with any anti-dilution provisions or in the event of any change in the outstanding shares, including a stock dividend or stock split.

(2)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act, as amended, solely for the purposes of calculating the amount of registration fees, based upon the average of the high and low sales prices per share of common stock on May 26, 2006 as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	This registration statement relates to the securities of Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

A. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

B. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

C. The Registrant’s Current Reports on Form 8-K dated April 13, 2006, May 12, 2006 and May 18, 2006;

D. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2005; and

E. The description of the Registrant’s common stock contained in the Registrant’s Proxy Statement dated March 15, 2001.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “Virginia Act”) provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of stockholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the stockholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (2) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be limited under this section of the Virginia Act if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Section 13.1-697 of the Virginia Act authorizes a Virginia corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding. A Virginia corporation may not indemnify a director under this section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Section 13.1-698 provides that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 13.1-702 of the Virginia Act authorizes a Virginia corporation to indemnify its officers, employees or agents to the same extent as directors.

The Registrant’s Articles of Incorporation provide that to the full extent that the Virginia Act permits the limitation or elimination of the liability of directors or officers, a director or officer of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages. The Registrant’s Articles of Incorporation also provide that to the full extent permitted and in the manner prescribed by the Virginia Act and any other applicable law, the Registrant shall indemnify a director or officer of the Registrant who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Any aforesaid reference to directors, officers, employees or agents includes former directors, officers, employees and agents and their respective heirs, executors and administrators.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed herewith:

Exhibit No.	Description

4.1	Articles of Incorporation of Hampton Roads Bankshares, Inc. (1)

4.2	Bylaws of Hampton Roads Bankshares, Inc. (1)

5.1	Opinion of Kaufman & Canoles, P.C. as to the legality of the shares being registered *

10.1	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan *

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm *

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1 hereto) *

24.1	Power of Attorney (included on signature page to Registration Statement) *

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 2, 2001.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on the 31st day of May, 2006.

Hampton Roads Bankshares, Inc.

By:	/s/ Jack W. Gibson
Name:	Jack W. Gibson
Title:	President and CEO

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack W. Gibson and Donald W. Fulton, Jr., or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title(s)	Date

/s/ Jack W. Gibson Jack W. Gibson	President, CEO and Director	May 31, 2006

/s/ Donald W. Fulton, Jr. Donald W. Fulton, Jr.	Senior Vice President and CFO	May 31, 2006

/s/ Douglas J. Glenn Douglas J. Glenn	Director	May 31, 2006

/s/ Patricia M. Windsor Patricia M. Windsor	Director	May 31, 2006

/s/ Roland Carroll Smith, Sr. Roland Carroll Smith, Sr.	Director	May 31, 2006

/s/ Bobby L. Ralph Bobby L. Ralph	Director	May 31, 2006

/s/ Emil A. Viola Emil A. Viola	Director	May 31, 2006

/s/ Herman A. Hall, III Herman A. Hall, III	Director	May 31, 2006

/s/ W. Lewis Witt W. Lewis Witt	Director	May 31, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Hampton Roads Bankshares, Inc. (1)

4.2	Bylaws of Hampton Roads Bankshares, Inc. (1)

5.1	Opinion of Kaufman & Canoles, P.C. as to the legality of the Shares being registered *

10.1	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan *

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm *

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1 hereto) *

24.1	Power of Attorney (included on signature page to Registration Statement) *

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 2, 2001.